Exhibit (d)(4)

Execution Version

ASSIGNMENT AND SECURITY AGREEMENT

THIS ASSIGNMENT AND SECURITY AGREEMENT is executed and delivered as of October 16, 2017 (this “Agreement”), by GSO DIAMOND PORTFOLIO FUND LP, a Delaware limited partnership (“Fund”), GSO DIAMOND PORTFOLIO FEEDER FUND LP, a Cayman Islands exempted limited partnership (“Feeder Fund”) and GSO DIAMOND PORTFOLIO ASSOCIATES LLC, a Delaware limited liability company, the general partner of Fund and the general partner of Feeder Fund, the “General Partner” and, together with Fund and Feeder Fund, the “Assigning Parties”), in favor of NewStar Financial, Inc., a Delaware corporation (“Seller”). Capitalized terms not defined herein have the meanings assigned to such terms in the Asset Purchase Agreement referred to below.

1.	Existence of Fund and Feeder Fund. Fund was duly formed and is governed pursuant to that certain Amended and Restated Limited Partnership Agreement dated as of October 16, 2017 (as amended, modified, supplemented, or restated from time to time, the “Partnership Agreement”). Feeder Fund was duly formed and is governed pursuant to that certain Amended and Restated Exempted Limited Partnership Agreement dated as of October 16, 2017 (as amended, modified, supplemented, or restated from time to time, the “Feeder Fund Partnership Agreement”).

2.	Capital Calls. Pursuant to the Partnership Agreement and the Feeder Fund Partnership Agreement, General Partner may issue one or more Payment Notices (as defined in the Partnership Agreement and the Feeder Fund Partnership Agreement, as applicable, and as supplemented with respect to specific Equity Investors by certain subscription agreements and side letters, true, correct and complete copies of which (as they are in effect on the date hereof) have been provided to Seller’s counsel on or prior to the date hereof) (collectively with the Partnership Agreement and the Feeder Fund Partnership Agreement, the “Governing Agreements”) to the Equity Investors to make Capital Contributions (as defined in the Partnership Agreement and Feeder Fund Partnership Agreement) to Fund or Feeder Fund, as applicable, subject to certain limitations specified in the Governing Agreements.

3.	Assignment and Grant of Security Interest.

3.1	GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company (“Buyer”), and Seller are entering into that certain Asset Purchase Agreement, dated as of the date hereof (as amended, modified, supplemented, or restated from time to time, the “Asset Purchase Agreement”), pursuant to which Buyer or Designated Buyer Subsidiaries will, subject to the terms and conditions therein, purchase the Purchased Assets and assume the Assumed Liabilities. Simultaneously with the entry into the Asset Purchase Agreement, Fund is entering into an Equity Financing Commitment Letter, dated as of the date hereof, with Buyer (as amended, modified, supplemented, or restated from time to time, the “Equity Commitment Letter”), with Seller the express third party beneficiary of such Equity Commitment Letter.

3.2	In order to secure the obligations of Fund (A) under the Equity Commitment Letter to purchase, or cause a wholly-owned Subsidiary of the Fund to purchase, on the Closing Date and prior to the Closing, newly issued limited liability company interests of Buyer for an amount of up to $850 million less the amount of the Termination Fee Deposit received in the Deposit Account (collectively, the “ECL Obligation”) and (B) under the Limited Guaranty to deposit into the Deposit Account an amount equal to the Termination Fee Deposit of $30 million (the “Deposit Obligation” and, together with the ECL Obligation, the “Obligations”), each of Fund, Feeder Fund and General Partner hereby assigns and grants to Seller a security interest and lien in and on, whether now owned or hereafter acquired or arising, the following (by way of pledge and, as applicable, assignment by way of security), in each case, solely for purposes of securing the payment and performance by the Fund of the ECL Obligation during the ECL Obligation Assignment Period and the Deposit Obligation during the Deposit Obligation Assignment Period:

(a)	(i) the rights of Fund, Feeder Fund and General Partner under and subject to the terms and conditions of the Partnership Agreement and the Feeder Fund Partnership Agreement, to issue Payment Notices for Capital Contributions to Fund and Feeder Fund, (ii) the rights of Fund and Feeder Fund to receive Capital Contributions with respect to the Unpaid Capital Commitments of each of the partners of Fund and Feeder Fund, as applicable, (each, an “Equity Investor”) and (iii) the right to seek specific performance from the Equity Investors to cause them to make such Capital Contributions but only, in each of clauses (i) through (iii), during the ECL Obligation Assignment Period for an aggregate amount up to ECL Obligation, and during the Deposit Obligation Assignment Period for an aggregate amount up to the Deposit Obligation; and

(b)	Fund’s, Feeder Fund’s and General Partner’s rights under and subject to the terms and conditions of the Governing Agreements to enforce payment of Capital Contributions with respect to the Unpaid Capital Commitments of the Equity Investors, in each case that was (i) validly called in accordance with the terms of the Partnership Agreement or the Feeder Fund Partnership Agreement (including, if applicable, pursuant to the rights assigned under subsection (a) above) and (ii) called to satisfy (A) the ECL Obligation or (B) the Deposit Obligation, as the case may be (clauses (a) and (b) with respect to the Deposit Obligations, collectively the “Deposit Assigned Rights” and with respect to the ECL Obligations, collectively the “ECL Assigned Rights”; the Deposit Assigned Rights and the ECL Assigned Rights are collectively, the “Assigned Rights”).

For the avoidance of doubt, no security interest in or lien on the Investments or the Capital Account or the Interest (each as defined in the Partnership Agreement or Feeder Fund Partnership Agreement) of any Equity Investor is being created or granted by this Agreement.

3.3	The Seller shall not be entitled to enforce the applicable Assigned Rights at any time other than during the Applicable Assignment Period.

3.4

The Termination Fee Deposit shall only be released by the Depositary Bank (a) pursuant to Section 7.2 of the Asset Purchase Agreement in connection with the termination of the Asset Purchase Agreement or (b) in connection with the Closing, at the direction of the

Buyer, to transfer such funds to the Company in partial satisfaction of the Purchase Price and each of the Company and the Buyer (on behalf of itself and the Fund) agrees to issue a “joint instruction” under the Control Agreement to cause the Depositary Bank to release the Termination Fee Deposit as so contemplated and the Company agrees not to issue any instruction or notice (including, in the case of the Company, a “notice of exclusive control”) to the contrary.

3.5	For purposes of this Agreement,

(a)	“Anticipated Closing Date” means the date mutually agreed by the Seller and Fund as the date that each of them reasonably believes the Closing will occur. The Fund and Seller will reasonably cooperate to agree upon the Anticipated Closing Date; provided, however, that Seller shall (i) deliver to Fund in support of Seller’s proposed Anticipated Closing Date a certificate executed by a duly authorized executive officer of Seller certifying that (A) as of the date of such certificate all of the conditions in the Asset Purchase Agreement and the Merger Agreement are satisfied (other than those the Seller specifically list as not being satisfied as of the date of such certificate), (B) Seller believes in good faith that the conditions that are satisfied as of the date of the certificate will remain satisfied as of the Anticipated Closing Date, (C) Seller believes in good faith that the conditions that are not satisfied as of the date of the certificate will be satisfied on the Anticipated Closing Date and (D) assuming all of the conditions to closing under the Merger Agreement and the Asset Purchase Agreement are satisfied, the Seller will be ready, willing and able to consummate the closings under the Asset Purchase Agreement and the Merger Agreement and (ii) on the day 11 days prior to the Anticipated Closing Date, Seller shall deliver to Fund an updated certificate dated as of such date certifying as to such matters in clauses (A) through (D) as of the date of such updated certificate.

(b)	“Applicable Assignment Period” means, with respect to the Deposit Assigned Rights, the Deposit Obligation Assignment Period, and with respect to the ECL Assigned Rights, the ECL Obligation Assignment Period.

(c)	“Deposit Obligation Assignment Period” means the period beginning at the time of a Qualified Deposit Funding Default and ending on the earliest of (i) the consummation of the Closing, (ii) the termination of the Asset Purchase Agreement in circumstances in which the Buyer Termination Fee has been paid in full to the Seller, (iii) the termination of the Asset Purchase Agreement in circumstances in which the Buyer Termination Fee is not payable to Seller and (iv) the deposit into the Deposit Account by the Funds or Buyer or any of their respective Affiliates of an amount equal to the Deposit Obligation.

(d)	“ECL Obligation Assignment Period” means the period beginning at the time of a Qualified ECL Funding Default and ending on the earlier of (i) the consummation of the Closing and (ii) the termination of the Asset Purchase Agreement.

(e)	“Qualified Deposit Funding Default” means an amount equal to the Deposit Obligation has not been deposited in the Deposit Account by 5:00 p.m. New York time on November 15, 2017.

(f)	“Qualified ECL Funding Default” means (A) the General Partner has not delivered Payment Notices to each of the Equity Investors by the date that is the eleventh calendar day prior to the Anticipated Closing Date, which Payment Notices provide for aggregate Capital Contributions to Fund and Feeder Fund to be made no later than ten calendar days following delivery thereof and that if funded would, together with the proceeds of the Debt Financing and the Deposit Obligation, be sufficient for Buyer to have the Required Amount at the Closing, (B) if such Payment Notices have been delivered to the Equity Investors but one or more Equity Investors has failed to fund the entire amount set forth in its respective Payment Notice by the date such Equity Investor was required to fund; provided, however, that a Qualified ECL Funding Default will not be deemed to have occurred pursuant to this clause (B) until the date on which all of the conditions in Section 6.1 and 6.2 of the Asset Purchase Agreement have been satisfied (or in the case of conditions that by their nature are only to be satisfied at the Closing, would be satisfied if the Closing were to occur on the Anticipated Closing Date) or (C) the Closing has not occurred and (i) all conditions in Section 6.1 and Section 6.2 of the Asset Purchase Agreement have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the satisfaction of such conditions at the Closing) at the time when the Closing is required to occur pursuant to Section 2.1 of the Asset Purchase Agreement, (ii) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters and (iii) the Company has confirmed in a written irrevocable notice to the Buyer that if an injunction, specific performance or other equitable remedy is granted, then the Company is ready, willing and able to consummate the Closing on a timely basis and will take such actions required of it to effect the Closing in accordance with the terms of the Asset Purchase Agreement.

4.	Limited Rights. Seller shall not have any rights under Section 3 of this Agreement at any time other than during the Applicable Assignment Period. The Seller understand and agrees that any amounts funded by the Equity Investors hereunder shall be paid to Fund or Feeder Fund and not directly to Seller and that under no circumstances do any of the Assigned Rights include the right to cause any of the amounts funded by the Equity Investors to be paid directly from an Equity Investor to Seller.

5.	Warranties. Fund, Feeder Fund and General Partner hereby warrant to Seller as of the date of this Agreement as follows:

(a)	Fund, Feeder Fund and General Partner each has all necessary power and authority to execute, deliver and perform this Agreement.

(b)	The execution, delivery and performance by Fund, Feeder Fund and General Partner of this Agreement of this Agreement has been duly authorized by all necessary action by Fund, Feeder Fund and General Partner and do not contravene any provision of Fund’s, Feeder Fund’s or General Partner’s organizational documents or any applicable law.

(c)	This Agreement has been duly executed and delivered by each of Fund, Feeder Fund and General Partner and, assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Fund, Feeder Fund and General Partner, enforceable against Fund, Feeder Fund and General Partner in accordance with its terms, subject (in the case of enforceability) to the Enforceability Exceptions.

6.	Enforceability. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and permitted assigns.

7.	No Modification; Entire Agreement. This Agreement may be amended or otherwise modified, and a provision contained herein may be waived, only with the prior written consent of (a) General Partner, (b) Fund, (c) Feeder Fund and (d) the Seller. This Agreement, the Asset Purchase Agreement, the Merger Agreement and the Limited Guaranty constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, written or oral, between General Partner, Fund, Feeder Fund or any of their respective Affiliates, on the one hand, and Seller and its Affiliates, on the other, with respect to the transactions contemplated hereby.

8.	Governing Law; Submission to Jurisdiction.

(a)	This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

(b)	Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement, the Asset Purchase Agreement or any agreement contemplated hereby or thereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 15.

9.	Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Agreement, the Asset Purchase Agreement or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Asset Purchase Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.

10.	Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

11.	Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

12.	Termination. This Agreement and all of Seller’s rights assigned to it hereunder will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing and (b) the termination of the Asset Purchase Agreement in accordance with its terms.

13.	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated herein are fulfilled to the extent possible; provided that this Agreement may not be enforced without giving effect to the provisions of Sections 3,4, 6, 8, 9 and 12 and this Section 13.

14.	Notices. All notices, requests and other communications required by or permitted to any party under this Agreement will be effective if in writing and (i) delivered personally, (ii) sent by email, (iii) sent by nationally recognized overnight courier, or (iv) sent by registered or certified mail, postage prepaid, in each case to the following addresses:

If to Fund, to:

GSO Diamond Portfolio Fund LP

c/o GSO Diamond Portfolio Associates LLC

345 Park Avenue, 31st Floor

New York, New York 10154

with a copy to (which shall not constitute notice):

Attention:

Email:

GSO Diamond Portfolio Feeder Fund LP

c/o GSO Diamond Portfolio Associates LLC

345 Park Avenue, 31st Floor

New York, New York 10154

If to General Partner, to:

GSO Diamond Portfolio Associates LLC

345 Park Avenue, 31st Floor

New York, New York 10154

with a copy to (which shall not constitute notice):

Attention:

Email:

If to the Seller, to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attention:	Robert K. Brown
Email:	rbrown@newstarfin.com:

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Lee Meyerson
Facsimile:	(212) 455-2502
Email:	lmeyerson@stblaw.com

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE TO FOLLOW.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

FUND:

GSO DIAMOND PORTFOLIO FUND LP

By: GSO Diamond Portfolio Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

FEEDER FUND:

GSO DIAMOND PORTFOLIO FEEDER FUND LP

By: GSO Diamond Portfolio Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

Signature Page to Assignment Agreement

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

GSO DIAMOND PORTFOLIO ASSOCIATES LLC

By: GSO Holdings III L.L.C., its managing member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

Signature Page to Assignment Agreement

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

SELLER

NEWSTAR FINANCIAL, INC.

By:	/s/ Timothy J. Conway
Name:	Timothy J. Conway
Title:	Chief Executive Officer

Signature Page to Assignment Agreement